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                                                                  Exhibit 12


             AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2004          2003
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $164,308      $129,754
  Interest expense                                     137,661       142,876
  Implicit interest in rents                             4,590         4,505

Total earnings                                        $306,559      $277,135


Fixed charges:
  Interest expense                                    $137,661      $142,876
  Implicit interest in rents                             4,590         4,505

Total fixed charges                                   $142,251      $147,381


Ratio of earnings to fixed charges                        2.16          1.88